As filed with the Securities and Exchange Commission on March 28, 2025.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Worksport Ltd.

(Exact name of Registrant as specified in its charter)

Nevada	001-40681	35-2696895
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2500 N America Dr

West Seneca, NY 14224

888-554-8789

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven Rossi
Chairman, Chief Executive Officer and President
Worksport Ltd.

2500 N America Dr

West Seneca, NY 14224

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.

Jeffrey Hua, Esq.

Benjamin E. Sklar, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Ave of the Americas, 31st Floor

New York, New York 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The Selling Stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 28, 2025

Up to 1,614,500 shares of Common Stock underlying Warrants

Worksport Ltd.

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholder” (the “Selling Stockholder”), of up to 1,614,500 shares of Common Stock issuable upon the exercise of outstanding warrants (the “Warrant Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Worksport Ltd. (the “Company”).

This prospectus covers the resale of up to 1,614,500 shares of Common Stock issuable upon exercise of outstanding Warrants, which the Company issued in two separate transactions (collectively, the “Private Placements”). Pursuant to the Securities Purchase Agreement dated September 19, 2024, the Company issued warrants to purchase up to 190,000 shares of Common Stock (the “PIPE Warrants”) to the Selling Stockholder at an exercise price of $0.40 per share. Separately, pursuant to the Common Stock Warrant Exercise Inducement Offer Letter dated February 27, 2025 (the “Inducement Letter”), the Company issued warrants to purchase up to 1,424,500 shares of Common Stock (the “Inducement Warrants”) to the Selling Stockholder at an exercise price of $6.502 per share in exchange for the Selling Stockholder’s agreement to exercise for cash its existing warrants to purchase 1,295,000 shares of Common Stock.

The PIPE Warrants became exercisable upon issuance and will expire five years from the date of issuance. The Inducement Warrants will become exercisable on August 27, 2025 and will expire five and a half years from the date of issuance. Both the PIPE Warrants and the Inducement Warrants are subject to adjustments for stock splits, recapitalizations, reorganizations, and beneficial ownership limitations, as described in this prospectus.

The number of Warrant Shares is determined as if the Warrants were exercisable and exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the Securities and Exchange Commission, each as of the trading day immediately preceding the applicable date of determination, all of the Warrants of which were acquired by the applicable Selling Stockholder in the Private Placements.

The Selling Stockholder, or its pledgees, assignees, or successors-in-interest, may sell any or all of the shares covered by this prospectus in public or private transactions at prevailing market prices, fixed prices, or negotiated prices. See “Plan of Distribution” for additional information. The Company will not receive any proceeds from the resale of these shares by the Selling Stockholder. However, the Company will receive proceeds upon the cash exercise of any Warrants. See “Use of Proceeds” on page 27 of this prospectus for more information.

We cannot predict when and in what amounts or if the Warrants will be exercised. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholder will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Steven Rossi, our founder and Chief Executive Officer, currently owns 100% of our outstanding Series A Preferred Stock, which entitles him to 51% of the voting power of our outstanding voting equity. As a result, we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq-listed companies, and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of The Nasdaq Stock Market LLC (“Nasdaq”). We do not plan to rely on these exemptions, but we may elect to do so in the future. Please read “Prospectus Summary—Implications of Being a Controlled Company” for more information.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “WKSP.” On March 26, 2025, the last reported sale price of our Common Stock, as reported by Nasdaq was $3.67 per share.

We are a “smaller reporting company,” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section titled “Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is _______________, 2025.

TABLE OF CONTENTS

Prospectus

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholder may, from time to time, offer and sell up to 1,614,500 shares of Common Stock issuable upon the exercise of outstanding Warrants. You should rely only on the information contained in this prospectus, any prospectus supplement or amendment, and the documents incorporated by reference or to which we have referred you before making any investment decision. Neither we nor the Selling Stockholder has authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement, or any amendments thereto do not constitute an offer to sell or a solicitation of an offer to purchase the Common Stock offered by this prospectus in any jurisdiction where such an offer or solicitation would be unlawful. You should not assume that the information contained in this prospectus, any prospectus supplement, or any amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, a prospectus supplement will describe the specific manner in which the shares of Common Stock may be offered and sold. A supplement may also add to, update, or change any information contained in this prospectus. In the event of any conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the supplement. Additionally, if any statement in this prospectus is inconsistent with a statement in a later-dated document incorporated by reference, the statement in the later-dated document will modify or supersede the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since such date.

We effected a 1:10 reverse stock split on March 18, 2025. Unless otherwise indicated, all share and per share information in this prospectus have been retroactively adjusted to reflect the Split. Our consolidated financial statements and the notes thereto incorporated herein by reference does not reflect the Split.

Unless the context indicates otherwise, the terms “Worksport,” “Company,” “we,” “us,” and “our” refer to Worksport Ltd., a Nevada corporation, and its subsidiaries.

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Prospectus Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based on a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

Worksport Ltd., through its subsidiaries, designs, develops and manufactures innovative products across the automotive accessories, consumer electronics and HVAC sectors. Worksport protects its innovations through a growing intellectual property (“IP”) portfolio with patents and trademarks relating to, among other things, tonneau covers, solar integrated tonneau covers, portable power stations, NP (non-parasitic) hydrogen-based green energy systems, residential heating and cooling systems (heat pumps) and electric vehicle charging stations. Worksport seeks to provide consumers with next-generation automotive accessories through the production of its soft and hard folding tonneau covers for light trucks, with recent launches including the AL3 and AL4 models and a new HD3 cover launching in Spring 2025. Our energy products, including the SOLIS solar-integrated tonneau cover and COR energy storage system, are designed to convert a pickup truck into a mobile microgrid power station. The COR system features modular, swappable batteries and a built-in inverter capable of delivering up to 3000W of power, with seamless hot-swap functionality and Bluetooth integration. Worksport’s subsidiary, TerraVis Energy, is poised to revolutionize the local and global markets for efficient home and commercial heat pumps through its groundbreaking TerraVis Energy Aetherlux. The AetherLux has demonstrated groundbreaking performance in cold climates, operating in temperatures as low as -57°F and eliminating defrost cycles, a common drawback of conventional heat pumps.

Corporate History

The Company was incorporated in the State of Nevada on April 2, 2003 under the name Franchise Holdings International, Inc. (“FNHI”). In December 2014, FNHI acquired 100% of the outstanding equity of Worksport Ltd.., an Ontario corporation formed in 2011 (“Worksport Ontario”), pursuant to which Worksport Ontario became a wholly-owned subsidiary of FNHI. In May 2020, FNHI changed its name to Worksport Ltd.

On May 21, 2021, the Board of Directors (“Board”) authorized the submission of a Certificate of Amendment to the Nevada Secretary of State in which the Company sought to affect a reverse split of its common stock at the rate of 1-for-20 for the purpose of increasing the per share price for the Company’s stock in an effort to meet the minimum listing requirements of Nasdaq. The Certificate of Change was submitted to the Nevada Secretary of State on May 21, 2021, and the Financial Industry Regulatory Authority (“FINRA”) corporate action was announced on August 3, 2021. FINRA declared the 1-for-20 reverse stock split effective on August 4, 2021.

TerraVis Energy Inc. (“TerraVis”) was incorporated in the State of Colorado on May 24, 2021. On August 20, 2021, the Company was issued 100 shares of Common Stock at par value of $0.0001 per share. On January 20, 2022, TerraVis issued an additional 9,999,900 shares of Common Stock to Worksport Ltd.. at a par value of $0.0001. On November 4, 2022, Steven Rossi was issued 1,000 shares of Series A Preferred Stock of TerraVis at par value of $0.0001, representing 100% of the authorized Series A Preferred Stock, in consideration for services rendered. The shares of Series A Preferred Stock vote together with the common stock of TerraVis, unless prohibited by law, and have 51% voting power, regardless of how many shares of Series A Preferred Stock are outstanding.

Worksport USA Operations Corporation was incorporated in the State of Colorado on March 23, 2022. On March 23, 2022, the Company was issued 1,000 shares of Common Stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport USA Operations Corporation.

Worksport New York Operations Corporation was incorporated in the State of New York on March 31, 2022. On April 1, 2022, the Company was issued 10,000 shares of common stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport New York Operations Corporation.

Worksport Acquisition Corporation was incorporated in the State of Delaware on December 28, 2021. On January 1, 2022, the Company was issued 1,000 shares of Common Stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport Acquisition Corporation. On August 8, 2023, this corporation was dissolved due to lack of operations and activity.

Worksport USA Holding Corporation was incorporated in the State of Colorado on March 11, 2022. On March 11, 2022, the Company was issued 1,000 shares of common stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport USA Holding Corporation. On May 25, 2023, this corporation was dissolved due to lack of operations and activity.

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Recent Offerings

February 2025 Inducement Letter for the Exercise of Existing Warrants in Exchange for the Issuance of Inducement Warrants

On February 27, 2025, we entered into a common stock warrant exercise inducement offer letter (the “Inducement Letter”) with a certain holder (the “Holder”) of existing warrants to purchase shares of the Company’s common stock at an exercise price of $0.5198 per share, issued on May 29, 2024 (the “Existing Warrants”), pursuant to which the Holder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 1,295,000 shares of the Company’s common stock at $0.5198 per share, in consideration for the Company’s agreement to issue new warrants (the “Inducement Warrants”) having terms as described below, to purchase up to 1,424,500 shares of the Company’s common stock (the “Inducement Warrant Shares”). The Company expects to receive aggregate gross proceeds of approximately $6,731,410 from the exercise of the Existing Warrants by the Holder and the sale of the Inducement Warrants, before deducting placement agent fees and other offering expenses payable by the Company. The Company engaged Maxim Group LLC (“Maxim”) to act as its exclusive financial advisor in connection with the transactions summarized above and will pay Maxim a cash fee from the gross proceeds received from the exercise of the Existing Warrants. Each Inducement Warrant will have an exercise price equal to $6.502 per share. The Inducement Warrants will be exercisable at any time on or after the date that is six (6) months from the issuance date and will have a term of exercise of five and one half (5½) years following the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rate distributions, reorganizations, a Fundamental Transaction (as defined in the Inducement Warrants) or similar events affecting our common stock and the exercise price.

November 2024 Private Placement

On November 19, 2024, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Steven Rossi, the Company’s Chief Executive Officer and President (the “Purchaser”), pursuant to which the Company agreed to issue and sell in a private placement offering (the “Private Placement”) an aggregate of 3,333 shares (the “Shares”) of common stock, par value $0.0001, at a purchase price per share of $0.75, for gross proceeds of approximately $25,000, of which proceeds will be used for working capital and other general corporate purposes.

September 2024 Private Placement

On September 19, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with an investor (the “Purchaser”), a Cooks Islands limited liability company. Pursuant to the Purchase Agreement, we agreed to issue and sell, in a private placement (“Private Placement”) (i) 95,000 shares of the Company’s common stock, with a par value of $0.0001 per share, to the Purchaser at a $4.00 per share purchase price (“Common Shares”), and (ii) warrants (“Warrants”) to purchase up to 190,000 shares of common stock (“Warrant Shares”), at an exercise price of $4.00 per share. The warrants will be exercisable for a period of five year from the date of issuance.

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September 2024 Loan

On September 4, 2024, we, through our wholly owned subsidiary, Worksport USA Operations Corporation, a Colorado corporation (the “Borrower”), entered into a credit and security agreement (the “Agreement”) with Loeb Term Solutions LLC, an Illinois limited liability company (the “Lender”). Pursuant to the terms of the Agreement, Lender provided the Borrower with a loan of $1,487,200, evidenced by a promissory note, dated September 4, 2024, by the Borrower for the benefit of Lender (the “Note”). The transaction closed on September 4, 2024 at which time the Company received net proceeds of $1,437,997.98. The Note stipulates principal interest payments by the Borrower on a weekly basis at an interest rate equal to the lesser of (i) the prime rate plus 7.00% per annum and (ii) the maximum rate allowed by law. The Company and Worksport New York Operations Corporation, a Colorado corporation (the “Sub”) have separately each provided a guaranty in favor of the Lender, guaranteeing all obligations of the Borrower under the Agreement (“Guaranties”). The Company, Borrower, and Sub have each granted the Lender a security interest in substantially all of its assets, excluding the Company’s real property located at 2500 North America Drive, Town of West Seneca, Erie County, New York, as collateral security for the obligations under the Agreement pursuant to security agreements entered with each of them (“Security Agreements”). The Lender holds a first-priority lien on certain Collateral and a second-priority lien on other Collateral, in accordance with an intercreditor agreement between the Lender and Amerisource Funding, Inc. (“Amerisource”). In connection with the Agreement, on September 4, 2024, the Borrower issued the Lender a term promissory note (the “Note”) for a principal amount of up to $1,487,200. The Note bears interest at the lesser of (i) the prime rate plus 7.00% per annum and (ii) the maximum rate allowed by law. The Note shall be repayable in 155 weekly installments of principal and interest on each Wednesday commencing on the first Wednesday after the date of the Note, and then the 156th and final installment due on the 156th Wednesday after the date of the Note (the “Maturity Date”) of all outstanding principal, accrued interest, fees and all other amounts due hereunder. The weekly payments will first be applied to payment of interest, second to late charges and other fees, and the balance, if any, will be applied to the payment of principal.

July 2024 Consulting Agreement with Steven Rossi

On July 23, 2024, the Company entered into a consulting agreement (the “Consulting Agreement”) with Steven Rossi and 2230164 Ontario Inc., an Ontario corporation owned by Mr. Rossi (the “Consultant”). The terms of the Consulting Agreement are substantially the same as the terms set forth in the employment agreement, dated May 10, 2021, with the Company. The Consulting Agreement replaces such employment agreement it is entirety; provided however that all equity awards previously issued to the Consultant pursuant to the employment agreement or otherwise, remain in full force and effect in accordance with their respective terms. Pursuant to the Consulting Agreement, Steven Rossi, acting through 2230164 Ontario Inc., agreed to serve as the Company’s Chief Executive Officer (CEO) and President. The term of the Consulting Agreement commenced on July 23, 2024 and continues unless terminated pursuant to the terms of the Consulting Agreement. The Consultant shall receive an annual base payment of $300,000 (“Base Fees”) for services provided pursuant to the Consulting Agreement and shall be afforded the opportunity to earn an annual incentive bonus (“Bonus”) equal to 50% of the Base Fees, provided that certain performance goals are met. The performance goals will be established on an annual basis by the Compensation Committee of the Board of Directors of the Company, when constituted.

July 2023 Stock Option Repricing

On July 23, 2024, in order to align the interests of holders with that of shareholders, we approved a stock option repricing (the “Option Repricing”).

Pursuant to the Option Repricing, the exercise price of an aggregate of 544,515 stock options granted to certain employees, executive officers and members of the board of director of the Company (the “Repriced Options”) was amended to reduce such exercise price to $0.7042, the closing price per share of the Company’s Common Stock as reported on The Nasdaq Stock Market on July 23, 2024 (the “Effective Date”). The Repriced Options consisted of certain outstanding stock options that had been granted under the Company’s 2015 Equity Incentive Plan, the 2021 Equity Incentive Plan and 2022 Stock Incentive Plan as of the Effective Date. The Board determined that the repricing of stock options was necessary to realign the interests of employees, executive officers, and directors more closely with those of our shareholders. Prior to the Adjustment, the exercise price of the Repriced Options ranged from a $0.78 to $5.50 per share. By adjusting the exercise prices to the closing price per share of the Company’s Common Stock on the Nasdaq Stock Market as of July 23, 2024, the Company aims to motivate and retain its key talent by providing them with a more immediate opportunity to participate in the Company’s success as it moves forward. This adjustment is seen as an essential step in ensuring that the interests of the Company’s team are aligned with the long-term goals and financial health of the Company, thereby driving collective effort towards enhancing shareholder value.

July 2024 Revolving Financing and Assignment Agreement

On July 19, 2024, we, through our wholly-owned subsidiaries, Worksport New York Operations Corporation, a New York corporation (“Worksport New York”), and Worksport USA Operations Corporation, a Colorado corporation (with Worksport New York, the “Borrower”), entered into a Revolving Financing and Assignment Agreement (the “Agreement”) with Amerisource Funding, Inc., a Texas corporation (“Amerisource”). Pursuant to the terms of the Agreement, Amerisource provided the Borrower with a revolving credit facility of Six Million Dollars ($6,000,000.00) (the “Revolving Credit Facility”), evidenced by a promissory note, date July 19, 2024, by the Borrower for the benefit of Amerisource (the “Note”). The transaction closed on July 19, 2024 at which the Company drew down approximately $5.52 million of the Revolving Credit Facility, net a $788,000 interest reserve required to be withheld to ensure interest payments by the Company. The Company used $4.73 million of the drawn down amount to refinance the Company’s mortgage on the Company’s real property located at 2500 North America Dr. in West Seneca, New York, and approximately $330,000 in accounts receivables, with approximately $937,000 currently remaining available for Accounts Receivable financing under the Agreement. The Company and Terravis Energy, Inc., a subsidiary of the Company, has provided a guaranty in favor of Amerisource, guaranteeing all obligations of the Borrower under the Agreement. In connection with the Agreement, on July 19, 2024, Worksport New York Operations Corporation and Worksport USA Operations Corporation, issued Amerisource a Commercial Promissory Note (the “Note”) for a principal amount of up to Six Million Dollars ($6,000,000.00). The Note bears interest at the lesser of (i) the prime rate plus 3.00% per annum and (ii) the maximum rate allowed by law, subject to a floor of 6.00% per annum. Monthly interest payments are due on the first day of each month following the first full calendar month from the Note’s date, continuing until twenty-four months from the date of the Note, at which time all unpaid principal and accrued interest are due and payable.

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May 2024 Inducement Letter for the Exercise of Existing Warrants in Exchange for the Issuance of Inducement Warrants

On May 29, 2024, we offered to reduce the exercise price of warrants to purchase 700,000 shares of Common Stock (the “Existing Warrants”) held by the Selling Stockholder that initially had an exercise price of $1.34 per share, issued on November 2, 2023, to $0.5198 per share as an inducement to the exercise of the Existing Warrants, provided the Selling Stockholder agreed to exercise for cash the Existing Warrants in consideration for our agreement to issue a new warrant (the “Inducement Warrant”) to purchase 1,295,000 shares of Common Stock (the “Warrant Exercise and Inducement Transaction”). On May 31, 2024, the Selling Stockholder exercised the Existing Warrants and in consideration for such exercise we issued the Inducement Warrant to the Selling Stockholder. The Inducement Warrant has an exercise price of $0.5198 per share and is exercisable for five and a half years from the date of issuance.

Maxim Group LLC (“Maxim”) acted as the exclusive warrant solicitation agent and financial advisor in connection with the Warrant Exercise and Inducement Transaction, and we partially paid Maxim a cash fee of 7.0% of the gross proceeds received from the exercise of the Existing Warrants, or $254,702, with the remaining balance payable to Maxim.

We have used and will use the net proceeds from the exercise of the Existing Warrants and the Inducement Warrants for general corporate purposes, including working capital.

March 2024 Direct Offering and Concurrent Private Offering

On March 18, 2024, we entered into a securities purchase agreement (the “2024 Securities Purchase Agreement”) with a certain institutional investor (the “2024 Purchaser”) pursuant to which we sold, in a registered direct offering, an aggregate of (i) 237,224 shares (the “2024 Shares”) of common stock and (ii) 147,790 Pre-Funded Warrants (the “2024 Pre-Funded Warrants”) to purchase up to 147,790 shares of common stock (the “2024 Pre-Funded Warrant Shares”). The offering price per 2024 Share was $7.40, and the offering price per 2024 Pre-Funded Warrant was $7.399.

The 2024 Shares, the 2024 Pre-Funded Warrants and the 2024 Pre-Funded Warrants Shares were offered pursuant to our Form S-3 Registration Statement (File No. 333-267696) (the “Form S-3”) as supplemented by a prospectus supplement and accompanying base prospectus dated March 18, 2024, filed with the SEC on March 19, 2024 pursuant to Rule 424(b)(5) promulgated under the Securities Act. The registered direct offering closed on March 20, 2024.

We received net proceeds of approximately $2.59 million from the offering, after deducting the estimated offering expenses payable by us, including the tail fees payable to Maxim Group LLC. We intend to use the net proceeds from the offering for general corporate purposes, including working capital.

In a concurrent private placement, we issued the 2024 Purchaser warrants to purchase an aggregate of 770,027 shares of common stock for $7.40 per share. Under the warrants, we are obligated to register the shares underlying the warrants on a registration statement on Form S-3 (or other applicable form). If at the time, there is no effective registration statement available for the shares of common stock underlying the warrants, the warrants may be exercised via a “cashless exercise.” We will not receive any proceeds from any warrants exercised by a “cashless exercise.”

Recent Developments

Reverse Stock Split

On February 25, 2025, the Company’s Board of Directors approved a 1-for-10 reverse stock split of its common stock (the “Reverse Split”) and a simultaneous proportional decrease in the number of authorized shares of Common Stock (the “Decrease in Authorized Shares”). The Reverse Split and the Decrease in Authorized Shares became effective at 12:01 a.m. Eastern Time on March 18, 2025, with post-split trading commencing that day. The Company’s trading symbol, “WKSP” remain unchanged, and the common stock trades under a new CUSIP number, 98139Q308. The Reverse Split is intended to regain compliance with Nasdaq’s $1.00 minimum bid price requirement. At the effective time, each ten (10) shares of common stock automatically converted into one (1) share, with no fractional shares issued, fractions rounded up.

Nasdaq Notice of Failure to Comply with Continued Listing Standards

On April 19, 2024, we received written notice from Nasdaq informing us that we had failed to maintain a minimum bid price of at least $1.00 per share for the prior 30 consecutive trading day period from March 7, 2024 to April 18, 2024, based upon the closing bid price for its common stock as required by Nasdaq Listing Rule 5550(a)(2).

To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive trading days, unless extended by Nasdaq under Nasdaq Rule 5810(c)(3)(H), prior to October 16, 2024.

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If we do not regain compliance with the Bid Price Rule by October 16, 2024, we may be eligible for an additional 180-day period to regain compliance if we meet all of the other Nasdaq listing criteria and if Nasdaq does not believe we will not be able to regain compliance within such 180-day period. If we cannot regain compliance during the Compliance Period or any subsequently granted compliance period, our common stock will be subject to delisting.

Our common stock continues to be listed on The Nasdaq Capital Market under the symbol “WKSP.”

We effected the Split on March 18, 2025 in order for us to regain compliance with the minimum bid requirement under Nasdaq Listing Rule 5550(a)(2).

Business Developments

The following highlights recent material developments in our business:

●	On February 13, 2025, we announced a strategic partnership with KULR Technology Group, Inc. (NASDAQ: KULR), focused on advancing battery technology and strengthening domestic manufacturing, including, without limitation, joint battery pack development, thermal runaway protection and AI-integrated battery management system software design.

●	On February 11, 2025, Worksport announced two major breakthroughs cold climate heat pump technology developed by its subsidiary, Terravis Energy. These breakthroughs eliminate the need of defrost cycles, a common heat pump drawback, and allow the heat pump (the AetherLux heat pump system) to operate in temperatures as low as -57°F, which is lower than the operating capabilities of commercially available heat pumps.

●	On January 28, 2025, we executed an agreement to appoint Coinbase as the official custodian for our cryptocurrency holdings.

●	On January 22, 2025, our subsidiary Terravis Energy announced two major technological advancements in heat pump technology, with commercial product launches anticipated in 2025.

●	On December 6, 2024, we announced a collaboration with Fox Business Network, which provided a live showcase of our upcoming product innovations. The event featured our SOLIS Solar Tonneau Cover, COR Battery Generator, and latest premium tonneau covers, generating substantial media exposure and reinforcing brand visibility among potential investors, customers, and industry stakeholders.

●	On December 5, 2024, we announced our decision to integrate Bitcoin and Ripple into our corporate treasury strategy, providing a hedge against inflationary risks and enhancing financial stability through diversified asset management.

●

On November 22, 2024, we announced a significant expansion in production capacity to accommodate the increasing demand for our SOLIS Solar Tonneau Cover and AL4 Premium Tonneau Cover. The expansion includes scaling manufacturing operations at our facilities, optimizing supply chain logistics, and enhancing production efficiency to meet growing customer orders.

●	In September and October 2024, we introduced new product models, including an innovative tonneau cover for the Rivian R1T and the HD3 Premium Tri-Fold Cover, an enhancement of our AL4 series. These new offerings strengthen our competitive position in the aftermarket automotive accessories segment, catering to a broader range of vehicle owners seeking high-quality, durable tonneau covers.

●	On October 3, 2024, we secured our first direct sales order from a U.S. government agency, marking a significant milestone in our B2B sales strategy. This initiative expands our commercial distribution network, opening new revenue channels with government agencies and fleet operators.

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●	On September 30, 2024, we provided updates on our progress toward ISO 9000 certification, reinforcing our commitment to enhancing manufacturing quality and ensuring compliance with global production standards.

●	On July 11, 2024, we announced a new dealer portal, and provided an update on Worksport business-to-business sales. Visit www.worksportdealer.com for more information.

●	On June 26, 2024, we announced a development in our maximum power point tracking (MPPT) algorithm that greatly expands the compatibility and complementarity of our SOLIS Solar Tonneau Cover such that it can be used with a diverse array of portable power stations and power banks.

●	On June 20, 2024, we announced a record sales month for the Company, achieving $739,417 in single-month sales for May 2024 (unaudited). May 2024 sales were 332% higher than the monthly average of Q1 2024, underscoring Worksport’s rapidly growing sales trajectory.

●	On June 5, 2024, we announced the formation of a sales partnership with a prominent Midwest distributor within the automotive industry.

●	On May 29, 2024, we announced the issuance of a new utility patent from the United States Patent & Trademark Office related to our highly anticipated SOLIS Solar Tonneau Cover. The patent covers an innovative design that enhances the efficiency and energy capture capabilities of the SOLIS.

●	On May 8, 2024, we announced the awarding of a grant worth up to $2.8MM from the State of New York through its Excelsior Jobs Program for job creation and wage support. Combined with an electricity subsidy awarded through the New York Power Authority, these grants partially offset operational costs incurred as Worksport increases its manufacturing presence in New York.

●	On March 28, 2024, we announced receipt of solar panels required to begin production of the highly anticipated SOLIS Solar Tonneau Cover. This milestone marks a significant step forward, allowing the Company to begin initial production of the SOLIS Solar Tonneau Cover.

●	On February 23, 2024, we announced a new arrangement with Dix Performance North, Canada’s leading wholesaler of aftermarket car and truck products, for Dix to include our tonneau covers in their catalog. This strategic alliance is expected to make the Company’s range of covers widely available throughout Canada, accelerate our growth, and contribute to significant sales and revenue increases.

●	On February 7, 2024, we announced a collaboration with Infineon Technologies AG (FSE: IFX / OTCQX: IFNNY) pursuant to which we will use Infineon’s GaN power semiconductors GS-065-060-5-B-A in the converters for our portable power stations to increase efficiency and power density.

●	On January 3, 2024, we announced our strategic arrangement with NeuronicWorks Inc., a Toronto-based high-tech custom electronic product development and manufacturing company, to manufacture and assemble our COR battery system in preparation for the system’s anticipated Alpha release.

Products

We have developed a series of soft and hard folding tonneau covers as well as energy products.

Soft Tonneau Covers

Our soft tonneau cover offering consists of vinyl wrapped tri- and quad-fold tonneau covers manufactured overseas in Meizhou, China and Foshan, China. Enhanced versions of our vinyl tri- and quad-fold soft tonneau covers are now available for purchase and marketed under a “Pro” designation. These upgraded versions include our patented quick latch system, which allows the operator to open the cover by simply pulling a release cable – enabling single-sided operation. Each soft cover is fitted with a powder-coated, lightweight aluminum frame and rear cam latches as well as ultra-violet (UV) protected, vinyl tri-layer material that seals around the truck bed with a rubber gasket designed to protect cargo from moisture and debris.

Tri-fold soft covers are a lower cost option when compared to quad-fold tonneau covers, which have the additional benefit of enabling full truck bed access by being foldable upwards toward the rear window of the truck. As the market’s only soft vinyl flip up cover that can be either folded against the truck’s rear window or secured like a traditional cover to avoid obstruction of the rear window, Worksport’s full bed access quad-fold soft cover when folded parallel to the back window of the truck while avoiding obstruction of the rear brake light on most truck models.

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Our soft tonneau cover line includes:

●	Developed

○	The Worksport SC3 - soft tri-fold introduced in 2011, first Worksport Ltd. product;

○	The Worksport SC3 PRO -soft tri-fold with Quick Latch system introduced in 2012;

○	The Worksport SC4 - soft quad-fold introduced in 2022; and

○	The Worksport SC4 PRO -soft quad-fold with Quick Latch system to be introduced in 2023.

●	In Development

○	The Worksport SCX - soft tri-fold with extendable frame.

Hard Tonneau Covers

Our hard line of tonneau covers includes tri- and quad-fold, aluminum covers. Our entire line of hard folding tonneau covers is manufactured in the USA and include our Quick Latch technology to allow single-sided operation. Our hard covers’ panels are made with ultra-thick, formed aluminum that provides superior dent resistance compared to those of other hard covers, and we protect those panels with a proprietary ceramic paint technology that’s scratch- and dent-resistant. Designed to auto index (center) in the truck bed and be only 7.5mm above the truck bed, the cover provides a low profile, sleek look and yet is easy to install. Our Tough Cover (TC) line will be purchasable with or without a rail system add-on, which provides enhanced utility and enhanced weather-resistance/sealing.

Our hard tonneau cover line includes:

○	Developed:

○	The Worksport AL3 – top-mounted hard tri-fold.

○	In development:

○	The Worksport AL4 – top-mounted hard fold with full truck bed access.

Energy Products

We are researching and developing various energy-based products, two of which are standalone items - the Worksport SOLIS tonneau cover (“SOLIS”) and the Worksport COR energy storage system (“COR”) - which can be sold together along with a Maximum Power Point Tracking (MPPT) system. This kit will be available for both end consumers and Original Vehicle Manufactures alike. This kit integrates tonneau cover, solar energy capture, and portable energy storage technologies to convert pickup trucks to mobile microgrid power stations – allowing Worksport to compete within niche markets in each the automotive aftermarket accessory, solar energy, and portable power station markets. The MPPT within this kit may be sold alongside the SOLIS cover as a paired offering, as we have designed a version of our MPPT with a lower voltage input to be used with generic solar panels with lower voltage ratings than our COR energy storage system.

Worksport SOLIS

The SOLIS, a tonneau cover with integrated solar panels, is a unique, folding tonneau cover design founded on our top-mounted tough cover design but with the addition of cutting edge, monocrystalline, semi-flexible solar panels, and wiring system. These solar panels are secured to aluminum alloy panels both mechanically and using specialized adhesives, which ensure the covers are extremely strong, durable, and secure. The SOLIS cover is intended to be sold as an Original Equipment Manufacturer product, as it can be integrated into the design of leading electric pickup trucks; consequently, we have and will continue to forge and develop relationships with electric pickup truck manufacturers, including but not limited to Workhorse, Rivian, and Tesla as well as Toyota, Stellantis, General Motors, Ford, Nissan, Fisker, and Honda.

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The solar panels that we plan to integrate into the SOLIS cover are capable of generating 170-180 watts per square meter. For example, as tested outdoors, the SOLIS cover is capable of generating approximately 460 watts of power on a RAM 6’5” truck bed. When integrated into the design of an electric pickup truck, this power generation can be converted to additional vehicle mileage. The specific added mileage is dependent on many factors including but not limited to the region of the world in which the vehicle is driven, weather conditions, season, temperature, hours of sun light per day, and average irradiance. For example, assuming a solar power density of 170 W/m2, battery capacity of 98 kWh, mileage range of 300 miles, average hours of sun per day of 6 hours, average irradiance per day of 700 W/m2, and surface area of 2.7 m2, the SOLIS cover is estimated to provide 5.6 additional miles of range to an electric pickup truck per day.

Worksport COR

The COR or COR ESS (energy storage system) is a modular, portable power station uniquely designed to mount to the inside of a pickup truck bed and enable battery swapping without an immediate drop in power output. The COR built-in inverter with an output voltage of 120V AC (frequency of 60Hz) is capable of powering loads up to 3000W. Combined with its modular 48V batteries, it can store up to 6kWh of energy on the go. Each additional modular battery adds 1.5kWh of energy storage. The COR main battery, a Lithium battery, boasts a capacity of 1534Wh while its Hot Swap Nickel Manganese Cobalt (NMC) battery has a capacity of around 200Wh. The system allows Bluetooth connection for monitoring and controlling the COR system and its external batteries.

Not only does the COR system allow users to swap a depleted battery for a fully charged one, but it does so without a drop in power output for up to 15 seconds with a load of 3000W. This unique feature allows the COR system to be used in a variety of applications, including but not limited to sporting and outdoor activities, disaster relief and general emergencies, and vocational activities ranging from contractor to drone operator. While the COR system is designed to nicely complement the SOLIS tonneau cover, it will be purchasable as a standalone product – allowing consumers to utilize stored energy, whether captured via grid or grid-independent energy sources, anywhere. As Worksport’s first step into the energy storage market, the COR system is Worksport’s pioneer product within its future COR platform.

Manufacturing

As of July 3, 2024, Worksport soft tonneau covers are manufactured in a facility located in Meizhou, China as well as a newly established facility in Foshan, China. The Foshan facility, established in 2023, has doubled our soft cover production capacity. Both factories manufacture soft covers according to Worksport’s specifications, schematics and blueprints. The newer facility in Foshan, China, once fully established, will have an output capacity two times greater than that of the manufacturing facility in Meizhou, China and currently produces soft tonneau covers for a Worksport private label customer, with the intention to produce Worksport-branded soft tonneau covers in the future. We believe we will be able to scale production at this newer facility without sacrificing quality or craftsmanship.

We have purchased many production tools including injection molds, die cast molds, extrusion dies, and stamping dies – many of which are residing among foreign suppliers who are currently utilizing said tooling to produce needed components for manufacturing or assembly within the USA. We continue to diversify our supplier base to reduce reliance on any single foreign partner and mitigate geopolitical risks.

In August of 2023, we began early production of our first hard folding tonneau cover, the Worksport AL3 Pro. We have continued to develop, improve and evolve our production methods and standards. As of March 2024, we have begun consistent production of the AL3 Pro cover with high repeatability and stable production quality. The AL3 Pro tonneau cover model is in active production for most major makes and models of light trucks in North America. The U.S. Facility will be the house of future Worksport Covers expected to come out later this year.

In May of 2022, we purchased a 152,847 square foot production facility for domestic production, storage, and distribution, located in West Seneca, New York. We have commenced consistent production of our AL3 and AL4 models at this site, with tooling improvements underway to scale production capacity and maintain quality. We have received, installed, and tested all manufacturing equipment as well as trained all personnel necessary for phase one production. Management believes that having manufacturing capability in North America will increase quality control and production efficiency, as well as lower landed costs and geopolitical risks.

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Our manufacturing engineering team is continuing to develop rigs and fixtures to increase the efficiency of our manufacturing process in order to scale existing manufacturing lines before investing in additional lines and personnel, and we will continue to allocate resources towards improving manufacturing efficiency and product quality on an ongoing basis.

Intellectual Property

As of March 28, 2025, our patent portfolio consists of nineteen (19) issued utility patents and thirty-seven (37) pending utility patent applications in various jurisdictions worldwide. Our portfolio further includes twenty-three (23) design registrations and forty-two (42) pending design applications in various jurisdictions worldwide. We are also in the process of preparing and filing several other utility and design patent applications across relevant countries and jurisdictions.

As of March 28, 2025, the Company has thirty-seven (37) trademark registrations and thirteen (13) pending trademark applications in various jurisdictions worldwide.

The Market

We primarily compete in the Automotive Aftermarket Accessories and New Energy industries with a focus on the Tonneau Cover and the Portable Power Station Markets.

Tonneau Cover Market

There are various forms of tonneau covers, each with their advantages and disadvantages, available for consumption through direct-to-consumer and retailer and dealer sales channels. Some forms of tonneau cover include but are not limited to:

●	Solid One Piece Caps and Lids;

●	Retractable Covers;

●	Soft Folding & Roll-Up Covers; and

●	Hard Folding & Standing Covers

Solid one piece covers and retractable covers tend to have limited functionality and tend to be priced higher when compared to other types of tonneau covers. Soft and hard folding/rolling tonneau covers, in contrast, tend to be priced more competitively and, as such, are a popular choice among tonneau cover consumers. Given these factors and our belief that we can develop less cumbersome, high functioning, and low cost soft and hard folding covers, we focus primarily on developing soft and hard folding covers.

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Our tonneau cover revenue stream is largely proportional to sales of pickup trucks. As of late 2022, there were 284.9 million vehicles in operation in the USA1, roughly 21%, or 59.5 million, of which were pickup trucks.2 However, as a result of recent supply chain shortages, heightened interest rates, high prices, and slowing sales, it may take until 2025 for new-vehicle sales to return to pre-pandemic levels.1 While new vehicle sales have decreased, we are well-positioned to capitalize on new vehicle sales; we offer tonneau covers for each of the 10 most popular makes/models by projected 2022-2029 sales (including, for example, the Ford F-Series, RAM Pickups, and Chevrolet Silverado), as well as the top 10 most accessorized pickup truck makes/models projected in 2022-2029.2 Within North America, the pickup truck market is expected to grow from $120 billion in 2022 to $160 billion by 2030, representing a compound annual growth rate of 5.9% in 2023-2030.3 Within this market, pickup trucks are most popular within the southern region of the United States2, and the two largest state markets for pickup trucks are by far Texas and California.2 Globally, the pickup truck market is expected to grow at a compound annual growth rate of 5.01% between 2023 and 2028, representing a $102.91 billion increase.4

Electric pickup trucks are projected to gain a larger portion of the U.S. pickup truck market share each year through 2035.1 In fact, the electric pickup truck submarket within North America is estimated to grow from $16.66 billion in 2024 to $64.65 billion in 2029, representing a compound annual growth rate of 31.15%.5 However, a large headwind acting against this trend is that pickup trucks tend to be more popular in areas with less-developed charging infrastructure2 – a headwind that the SOLIS cover directly addresses and positions us favorably for possible partnerships and deals with electric pickup truck manufacturers.

The Specialty Equipment Aftermarket provides more specific insight into how often and for what reasons vehicle owners or renters are purchasing accessories for their vehicles. Despite crossover utility vehicles being the most common vehicle type on the road in the USA1, pickup trucks are the largest market by sales within the USA for specialty equipment – constituting 31% of this market2, which translated to $16 billion in sales during 2021.2 This market is expected to grow from $51.80 billion in 2022 to $58.28 billion by 2026.6 Within this pickup truck accessory market, 34% of accessories are truck bed & utility modifications2, which is the submarket in which we operate. Truck bed covers are among the top product categories for aftermarket accessory purchases in 20212, and the size of the tonneau cover market within the USA is expected to grow at a compound annual growth rate of 8.6% from $3 billion in 2021 to $5 billion in 2027.7

As discretionary consumer goods, the specialty automotive part market is subject to consumer spending trends. Per capita disposable income fell 7.8% during 2022 as government stimulus ended, though it has since increased by 4.6%.8 Further, the Bureau of Labor has reported an increased unemployment rate in February 2024 relative to prior months9, and the Federal Reserve has projected unemployment rates may increase in 2024 and 2025.10 Together, these factors suggest consumer disposable income and unemployment will need to be carefully monitored in order to accurately forecast the automotive aftermarket accessories’ market potential year-to-year.

Consumers purchase automotive aftermarket accessories, as well as tonneau covers, specifically, for various reasons. According to recent reports, 97%, 92%, 80%, and 62% of pickup truck owners use their trucks for utility/work, travel/vacation, outdoor recreation, and off-road uses, respectively.2 Of those pickup truck owners who have purchased accessories for their trucks, 93%, 86%, 68%, and 43% of them use their pickup trucks for day trips, carrying tools/gear, light off-roading, and car camping, respectively.2 Pickup truck owners who use their vehicles for outdoor recreation, work, or off-roading are much more likely to purchase accessories when compared to those who use their vehicles for other purposes.2 Worksport’s tonneau covers largely benefit truck owners using their vehicles for any of these aforementioned purposes, and the SOLIS cover provides additional utility for those utilizing their trucks for utility/work, outdoor recreation, and car camping, in particular.

Sales of truck bed covers occur across several channels, among those including but not limited to part manufacturers, specialty retailers and online retailers. For physical location sales, the most popular sales channels for truck bed covers include New Vehicle Dealerships and Specialty Retailers/Installers, which constituted 17% and 14% of physical location sales, respectively, in 2023.6 For online sales, the most popular sales channels for truck bed covers include Online Only General Retailer, Specialty Retailers/Installers, and Direct from Parts Manufacturers, which constituted 22%, 19%, and 8% of online sales, respectively, in 2023.6 In the Fall of 2022, it was reported that more than half of manufacturers within the specialty-equipment industry were realizing increasing sales through their Direct Sales to Consumers online sales channel over the prior twelve months – a proportion greater than that of any other online sales channel for specialty-equipment including Online Specialty Retailers, Online Only Retailers, and Auto Parts Chains.11 Worksport has begun selling in this sales channel and plans to invest further into doing so in the future.

1.	SEMA. Future Trends Report. 2023. Retrieved from www.sema.org
2.	SEMA. Pickup Accessorization Report. 2022. Retrieved from www.sema.org

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3.	Skyquest Technology. Global Pickup Truck Market Size, Share, Growth Analysis, By Truck Type (Small Size Pickup Truck, Mid-Size Pickup Truck), By Propulsion Type (Diesel Pickup Truck, Gasoline Pickup Truck) - Industry Forecast 2023-2030. 2024. Retrieved from https://www.skyquestt.com/report/pickup-truck-market
4.	GlobalNewswire. Global Pickup Truck Market Poised for Growth, Set to Expand by USD 102.91 Billion with CAGR of 5.01% from 2023-2028. 2024. Retrieved from https://www.globenewswire.com/en/news-release/2024/01/26/2818014/28124/en/Global-Pickup-Truck-Market-Poised-for-Growth-Set-to-Expand-by-USD-102-91-Billion-with-CAGR-of-5-01-from-2023-2028.html
5.	Mordor Intelligence. North America Electric Truck Market Size & Share Analysis – Growth Trends & Forecasts up to 2029. 2024. Retrieved from https://www.mordorintelligence.com/industry-reports/north-america-electric-truck-market
6.	SEMA. SEMA Market Report. 2023. Retrieved from www.sema.org
7.	Arizton. U.S. Tonneau Covers Market - Industry Outlook & Forecast 2022-2027. 2022. Retrieved from https://www.arizton.com/market-reports/us-tonneau-covers-market
8.	IBIS World. Per Capita Disposable Income. 2023. Retrieved from https://www.ibisworld.com/us/bed/per-capita-disposable-income/33/#:~:text=Following%20the%20ending%20of%20government,when%20it%20may%20potentially%20hit.
9.	Bureau of Labor Statistics. The Employment Situation – February 2024. Retrieved from https://www.bls.gov/news.release/pdf/empsit.pdf
10.	Federal Reserve Board. Summary of Economic Projections. 2023. Retrieved from https://www.federalreserve.gov/monetarypolicy/files/fomcprojtabl20231213.pdf.
11.	SEMA. State of the Industry Report 2022 Fall. 2022. Retrieved from www.sema.org

Portable Power Station Market

Compared to the Tonneau Cover Market, the Portable Power Station Market is much younger and globalized. Gas and diesel generators have long been used by consumers to generate electricity when they could not rely on the grid, whether it be due to grid damage or the lack of grid in remote areas. Unlike such generators, portable power stations do not generate electricity themselves, but they too can be used to provide electricity during times of grid unreliability. These portable power stations are often charged by the grid via home outlets or independent of the grid via consumers’ vehicles or solar panels.

The Portable Power Station Market is large and growing. At a compound annual growth rate of 3.90% between 2023 and 2032, the global Portable Power Station market size is currently valued at $4.49 billion and is expected to grow to $6.13 billion by 2032.1 Within this global market, the largest regional market is the North American market with the USA alone constituting $1.28 billion of the current market share and having a compound annual growth rate of 3.8%.1 The segments within the North American market with the largest market share and highest compound annual growth rates are power stations utilizing lithium-ion batteries and those used for off-grid power applications,2 which matches the COR system’s battery type as well as intended usage. Power stations with capacities equal to or greater than 1500 Wh trail slightly behind batteries with capacities equal to or less than 500 Wh in both market size and compound annual growth rate.2

When paired with the SOLIS cover, the COR energy storage system will be a market outlier in that it can be charged safely while mobile whereas competing portable power stations are intended to be stationary during charging.

1.	Precedence Research. Portable Power Station Market. Retrieved from https://www.precedenceresearch.com/portable-power-station-market
2.	Market Research Future. Global Portable Power Station Market Research Report. 2023.

Distribution

We distribute our tonneau covers in Canada and the United States through an expanding network of wholesalers, private labels, distributors, and online retail channels, including eBay, Amazon, Walmart, and our own e-commerce platform hosted on Shopify. Distribution via each aforementioned channel is expected to increase during 2024. We have pursued and will continue to pursue relationships with Original Equipment Manufacturers with the intention of distributing through them as well.

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The specialty equipment aftermarket consists of three major types of customers, which include master warehouse distributors and big box stores, dealers and wholesalers, and retail end consumers. Master warehouse distributors and big box stores stock and distribute products to their customers, which are usually local dealers and wholesalers. Dealers and wholesalers are local stores which sell products to some businesses and retail consumers in their area and online. Dealers purchase most of their products from their local distributor who delivers to them regularly. Retail end consumers are the end users of the products.

Competition

Tonneau Cover Competitors

The Tonneau Cover market is relatively consolidated with one industry leader, Real Truck (formerly Truck Hero), having the largest market share. Real Truck has acquired upwards of 16 independent tonneau cover brands in North America, allowing it to concurrently target many different niche markets but also potentially causing it to cannibalize its own sales. We compete directly with Real Truck. Other competitors in this space include Truck Accessories Group (primarily Leer), Agricover (primarily Access), Truck Covers USA, and Paragon.

We believe that being independent, innovative, operationally lean, and competitively priced will enable us to acquire a larger portion of the existing market share. In order to execute on this, we have a small and effective sales team to forge strong business-to-business relationships as well as a small and effective customer support team to service both business-to-business and direct-to-consumer sales. Selling above MAP (Minimum Advertised Price) and enforcing this policy will allow business customers to sell without competing with us and, in return, support the growth of the distribution base. Our innovative covers are designed to serve purposes that no other tonneau cover is currently capable of, some of which are specifically geared towards improving margins for distributors. Further, the SOLIS cover’s inclusion of solar panels may be particularly attractive to electric pickup truck original equipment manufacturers, paving the path towards an original equipment manufacturer relationship that may be lucrative beyond standard tonneau cover partnerships.

Portable Power Station Competitors

The Portable Power Station market is global and highly fragmented and includes many competitors from across the world including but not limited to EcoFlow, Alpha ESS Co., Ltd., Anker Technology, Bluetti, Chilwee Group Co., Ltd, Duracell, GES Group Limited Company, Jackery Inc., Lion Energy, Milwaukee Tool, and Mitsubishi Corporation. Some of these competitors offer a line of Portable Power Stations, each with different power capacities, sizes, and price points, while others specialize in a few or even one Portable Power Station as to target a specific or niche submarket.

We intend to be competitive in this space by focusing on one Portable Power Station while selling additional modular batteries to allow consumers not only to determine for themselves their ideal stored energy capacity and price point but also to upgrade their COR system overtime based on their evolving needs.

Supply of Components

Production of our soft and hard cover product lines requires components including but not limited to injection molded plastics, rubber hinges, rubber seals, foam corners, aluminum coils, aluminum extrusions, and metal brackets. We believe that we can source materials needed for soft and hard tonneau cover production from other suppliers without major delay should any preferred supplier no longer be suitable.

For our domestically assembled products, we have developed an extensive network of suppliers based in a diverse range of countries, including but not limited to the USA, China, Romania, Spain, Turkey, and Canada. We are further diversifying our supply chain of tonneau cover components by developing relationships with suppliers based in countries, including but not limited to Malaysia, Hungary, Czech Republic, Estonia, Latvia, Slovakia, Bulgaria, Vietnam, Thailand, Poland, Finland, Italy, and Lithuania. For our COR and SOLIS components, we are establishing relationships with suppliers based in countries, including but not limited to the USA, Canada, China, Germany, Romania, Turkey, Philippines, and India. We actively seek to lower reliance on any country deemed a potential geopolitical supply chain risk.

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Research and Development

We invest in research and development activities on an ongoing basis. We are actively acquiring new engineering and design assets, both in-house and third-party. Our design engineers are based in both Canada and the United States, and they have developed and are further developing unique tonneau cover designs with enhanced user experience, cost-effective and sustainable materials, and automatable manufacturing potential. Our electrical engineers are based in Canada and work heavily on sourcing materials with features suitable for the Company’s SOLIS cover, as determined through deep product research and testing. Concurrently, the electrical engineering department continues to research and develop more size- and cost-effective methods of portable energy storage in order to offer the market a competitive portable energy storage system with distinguishable and unique product features.

Our subsidiary, TerraVis Energy, Inc., researches green energy solutions for home and community power as well as Electric Vehicle DC charging and heat-pump technology.

Governmental Programs, Incentives and Regulations

Globally, both the operation of our business and the ownership of our products by our customers are impacted by various government programs, incentives, and other arrangements. Our business and products are also subject to numerous governmental regulations that vary among jurisdictions.

Programs and Incentives

We have applied for and been granted tax, mortgage, wage, and energy cost relief in New York in addition to wage cost and R&D cost relief in Ontario. These programs are provided by several agencies including the Erie County Industrial Development Agency, Empire State Development, NY Power Authority, and The Canada Revenue Agency. Each of these incentive programs includes its own set of guidelines and requirements, including but not limited to timely eligibility reporting, environmental regulation compliance, and headcount projection realization – each of which we have agreed to and must abide by in order to continue realizing said incentives.

We continue to seek additional incentives and grants in order to lower our operational costs as well as commit less capital to new product initiatives.

Regulations

Our COR portable power station is subject to various U.S. and international regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. We plan to conduct testing to demonstrate our compliance with such regulations.

We use lithium-ion cells in our energy storage products. The use, storage, and disposal of our battery packs are regulated under existing laws and are the subject of ongoing regulatory changes that may add additional requirements in the future.

Environmental Compliance

We are committed to high environmental standards and carry out our activities and operations in compliance with all relevant and applicable environmental regulations and best industry practices. Costs of environmental regulatory compliance are not expected to be significant.

Going Concern

We have incurred significant losses since our inception and have generated only limited revenues. For the twelve months ended December 31, 2024, we had a net loss of $16,163,789. As of December 31, 2024, we had $4,883,099 in cash and cash equivalents and an accumulated deficit of $64,476,966. Since our inception in fiscal year 2014, we have never generated a profit.

These factors, among others, raise substantial doubt as to our ability to continue as a going concern. Our continuation as a going concern is dependent upon our ability to generate positive cash flows from operations and to secure additional sources of equity and/or debt financing. Despite our intention to fund operations through equity and debt financing arrangements, there is no assurance that such financing will be available on terms acceptable to the Company, if at all. See “Risk Factors—Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern” and “Management’s Discussion and Analysis of Financial Condition—Liquidity and Capital Resources.”

Available Information

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are filed with the SEC. Such reports and other information filed by us with the SEC are available free of charge at investors.worksport.com/stock-information when such reports are available on the SEC’s website. We periodically provide certain information for investors on our corporate website, worksport.com, and our investor relations website, investors.worksport.com. This includes press releases and other information about financial performance, information on environmental, social and governance matters, and details related to our annual meeting of shareholders. The information contained on the websites referenced in this prospectus is not incorporated by reference into this filing. Further, our references to website URLs are intended to be inactive textual references only.

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Executive Offices

Our principal corporate office and manufacturing, storage, and distribution facility is located at 2500 N. America Dr., West Seneca, NY 14224, U.S. while our secondary business address and Canadian research and development (“R&D”) facility is located at 55G East Beaver Creek Rd., Richmond Hill, Ontario, L4B 1E5, Canada. We additionally have a U.S.-based R&D facility located at 5232 N. 23rd St., Ozark, MO 65721.

Our main telephone number is (888) 554-8789, and our main website is www.worksport.com. The contents of our website are not incorporated by reference into this prospectus.

Summary of Risks Associated with Our Business

Below is a summary of the numerous risks and uncertainties that you should consider before investing in our Company. Readers are encouraged to read the risk described under the “Risk Factors” section starting on page 17 of this prospectus as well as our other filings made with the SEC.

●	We have incurred losses in the past, our financial statements have been prepared on a going concern basis and we may be unable to achieve or sustain profitability in the future.

●	We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

●	We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our products and our business, prospects, financial condition, results of operations and cash flows.

●	The U.S. Central Bank has provided forward-looking guidance of high interest rates for the near future.

●	Continued uncertain economic conditions, including inflation and the risk of a global recession could impair our ability to forecast and may harm our business, operating results, including our revenue growth and profitability, financial condition and cash flows.

●	We rely on two outsourced manufacturers for the production of our soft tonneau covers, which may hinder our ability to grow.

●	We rely on a small number of customers for the majority of our sales.

●	Our Chief Executive Officer and Chairman, Steven Rossi, has significant control over stockholder matters, and the minority stockholders will have little or no control over our affairs.

●	Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Stock.

●	We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.

Geopolitical Conditions

Geopolitical conditions, including but not limited to acts of war, terrorism, political and social instability, may negatively impact our business operations and financial performance. Our business activities could face interruptions due to such unpredictable geopolitical events. Notably, the recent escalation of military conflict by Russia in Ukraine in February 2022, the internal conflict within Sudan that erupted in April 2023 between the Rapid Support Forces and the Sudanese Armed Forces, and the conflict initiated by Hamas against Israel in October 2023, leading to a war in Gaza, have all contributed to a tense geopolitical climate. This tension has also encouraged Houthi attacks on commercial vessels in the Red Sea and hindered diplomatic efforts in the Middle East. Moreover, ongoing conflicts in regions such as Ethiopia and Myanmar further underscore the global nature of these geopolitical risks. The full ramifications of these and other global conflicts are challenging to predict but may lead to increased geopolitical tension, regional instability, shifts in geopolitical alliances, cyber threats or interruptions in energy exports. These outcomes could have a considerable negative effect on international trade, currency exchange rates, regional economies and the global economic landscape. Given these uncertainties, it is difficult to ascertain the full impact these geopolitical developments may have on our Company. However, it is anticipated that such conflicts and the resultant responses could elevate our operational costs, disrupt our supply chain, diminish our sales and profits, hinder our ability to secure additional funding on favorable terms, or adversely affect our overall business health and operational results.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Being a Controlled Company

Our Chief Executive Officer and Chairman of the board of directors, Steve Rossi, owns 100% of our outstanding Series A Preferred Stock, entitling him to 51% of the total voting power of our outstanding voting equity, effectively renders Worksport Ltd. a “controlled company” within Nasdaq’s regulatory framework. According to the Nasdaq Marketplace Rules, a “controlled company” is defined as a company in which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company.

The Nasdaq Marketplace Rules provide controlled companies with exemptions from certain corporate governance requirements, including the requirements (i) that a majority of the Board consist of independent directors, (ii) to have a governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iv) that the compensation committee considers certain independence factors when engaging legal counsel and other committee advisors and (v) for an annual performance evaluation of the governance and compensation committees.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of the Board might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

15

THE OFFERING

Number of Common Stock registered by us on behalf of the Selling Stockholders named in this prospectus	1,614,500 shares issuable upon exercise of the Warrants.

Common Stock outstanding after this offering(1)	6,410,054 shares, assuming all of the Warrants are exercised.

Use of Proceeds	We will not receive any proceeds from the Common Stock offered by the Selling Stockholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. If all of the shares of Warrants are exercised for cash, we intend to receive net proceeds of approximately $9.794 million. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Market for Common Stock

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “WKSP.” On March 26, 2025, the last reported sale price of our Common Stock on Nasdaq was $3.67 per share. There is no market for the Warrants, and we do not intend to apply to list them on any exchange or to have them quoted on an interdealer quotation system.

Risk Factors	See “Risk Factors” beginning on page 17 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

(1)	Based on 4,795,554 shares of common stock outstanding on March 27, 2025. The number of shares of Common Stock outstanding after this offering excludes the following:

●	45,500 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2015 Equity Incentive Plan with a weighted exercise of $8.42 per share, of which a total of 45,500 option shares have vested;

●	18,500 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2021 Equity Incentive Plan with a weighted exercise of $7.27 per share, of which a total of 18,500 have vested;

●	165,686 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan with a weighted exercise of $7.03 per share, of which a total of 58,505 option shares have vested;

●	30,000 shares of common stock underlying PSUs, granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan, of which 7,500 PSUs have vested;

●	274,550 shares of Common Stock underlying RSUs, of which 6,383 will vest between May 31, 2025 and August 31, 2026.

●	350,000 of our Common Stock issuable pursuant to options granted with a weighted exercise of $7.04 per share, of which a total of 70,000 option shares have vested;

●	60,000 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $40.00, expiring on December 31, 2026;

●	6,250 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $24.00, expiring on March 20, 2025;

●	190,000 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $4.00, expiring on September 21, 2029;

●	770,026 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $7.40, expiring on September 20, 2029;

●	1,424,500 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $6.50, expiring on July 27, 2030; and

●	147,789 shares of common stock underlying warrants that have been exercised of which shares have not been issued yet.

●	45,000 shares of our Common Stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2015 Equity Incentive Plan with a weighted exercise of $2.54 per share, of which a total of 42,500 option shares have vested;

●	18,500 shares of our Common Stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2021 Equity Incentive Plan with a weighted exercise of $4.64 per share, of which a total of 16,750 have vested;

●	97,226 shares of our Common Stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan with a weighted exercise of $2.16 per share, of which a total of 22,313 option shares have vested;

●	30,000 shares of common stock underlying PSUs, granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan, of which 7,500 PSUs have vested;

●	43,210 shares of Common Stock underlying RSUs, of which 25,575 will vest between July 20, 2024 & August 31, 2026;

●	350,000 of our Common Stock issuable pursuant to options granted with a weighted exercise of $1.77 per share, of which a total of 40,000 option shares have vested;

●	60,000 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $4.00;

●	6,250 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $2.40, expiring on March 20, 2025;

●	344,652 shares of common stock issuable upon the exercise of warrants issued with an exercise price of $6.05 per share, expiring August 6, 2024;

●	13,091 shares of common stock issuable upon the exercise of warrants issued with an exercise price of $6.05 per share, expiring August 3, 2024;

●	416,000 shares of common stock underlying warrants that have been exercised of which shares have not been issued yet; and

●	770,027 shares of our Common Stock issuable upon the exercise of warrants issued in a registered direct offering on March 20, 2024 with an exercise price of $0.74 per share.

16

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in our Common Stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

Our bitcoin acquisition strategy may expose us to various risks associated with bitcoin.

Our bitcoin acquisition strategy may expose us to various risks associated with bitcoin, including the following:

Bitcoin is a highly volatile asset. Bitcoin is a highly volatile asset that has traded below $38,000 per bitcoin and above $108,000 per bitcoin on Coinbase in the 12 months preceding the date of this registration statement. The trading price of bitcoin was significantly lower during prior periods, and such decline may occur again in the future.

Bitcoin does not pay interest or dividends. Bitcoin does not pay interest or other returns and we can only generate cash from our bitcoin holdings if we sell our bitcoin or implement strategies to create income streams or otherwise generate cash by using our bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our bitcoin holdings, and any such strategies may subject us to additional risks.

Our bitcoin acquisition strategy has not been tested. This bitcoin acquisition strategy has not been tested. Although we believe bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our bitcoin acquisition strategy or actions we undertake to implement it. If bitcoin prices were to decrease or our bitcoin acquisition strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our common stock would be materially adversely impacted.

We will be subject to counterparty risks, including in particular risks relating to our custodians. Although we intend to implement various measures that are designed to mitigate our counterparty risks, including by storing substantially all of the bitcoin we may own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such bitcoin and this may ultimately result in the loss of the value related to some or all of such bitcoin. Even if we are able to prevent our bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of our common stock.

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of bitcoin. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets. Any similar bankruptcies, closures, liquidations and other events may not result in any loss or misappropriation of our intended bitcoin holdings, or adversely impact our access to our bitcoin holdings. Or, any such bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry may negatively impact the adoption rate, price, and use of bitcoin, limit the availability to us of financing collateralized by bitcoin, or create or expose additional counterparty risks.

17

Changes in the accounting treatment of our bitcoin holdings could have significant accounting impacts, including increasing the volatility of our results. In December 2023, the FASB issued ASU 2023-08, which upon our adoption will require us to measure in-scope crypto assets (including our bitcoin holdings) at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our bitcoin in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our bitcoin holdings. The standard is effective for our interim and annual periods beginning January 1, 2025, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which we adopt the guidance. Due in particular to the volatility in the price of bitcoin, we expect the adoption of ASU 2023-08 to have a material impact on our financial results in future periods, increase the volatility of our financial results, and affect the carrying value of our bitcoin on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of our common stock. Additionally, as a result of ASU 2023-08 requiring a cumulative-effect adjustment to our opening balance of retained earnings as of the beginning of the annual period in which we adopt the guidance and not permitting retrospective restatement of our historical financial statements, our future results will not be comparable to results from periods prior to our adoption of the guidance.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Changes in our ownership of bitcoin could have accounting, regulatory and other impacts. While we currently intend to own bitcoin directly, we may investigate other potential approaches to owning bitcoin, including indirect ownership (for example, through ownership interests in a fund that owns bitcoin). If we were to own all or a portion of our bitcoin in a different manner, the accounting treatment for our bitcoin, our ability to use our bitcoin as collateral for additional borrowings, and the regulatory requirements to which we are subject, may correspondingly change. For example, the volatile nature of bitcoin may force us to liquidate our holdings to use it as collateral, which could be negatively effected by any disruptions in the crypto market, and if liquidated, the value of the collateral would not reflect potential gains in market value of bitcoin, all of which could negatively affect our business and implementation of our bitcoin strategy.

We may use a portion of any proceeds received from the exercise of Warrants to acquire bitcoin or other digital assets, which could expose us to significant volatility and risk of loss.

If we receive any proceeds from the exercise of the Warrants, we may, in the future, use a portion of such proceeds to acquire bitcoin or other digital assets in accordance with our capital allocation strategy. Digital assets such as bitcoin are highly speculative and have been subject to extreme price volatility. For example, over the 12 months preceding the date of this prospectus, the price of one bitcoin on Coinbase has ranged from below $38,000 to above $108,000. More recently, between September 2024 and November 2024, bitcoin has traded between $54,000 and $108,000. Digital assets do not generate interest or other income, and the value of our holdings, if any, would depend entirely on price appreciation, which may not occur. If the market price of bitcoin declines after any such acquisition, the value of our investment could decrease significantly, and we may be unable to recover the invested capital, which could adversely affect our financial condition and the market price of our common stock.

18

Bitcoin, XRP and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

Bitcoin, XRP and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For example, the U.S. executive branch, the SEC, the European Union’s Markets in Crypto Assets Regulation, among others have been active in recent years, and in the U.K., the Financial Services and Markets Act 2023, or FSMA 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and bitcoin specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock.

Moreover, the risks of engaging in a bitcoin treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to bitcoin, institutional demand for bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for bitcoin as a means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term.

Because bitcoin has no physical existence beyond the record of transactions on the bitcoin blockchain, a variety of technical factors related to the bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin may also be reduced and damage to the public perception of bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin. Similarly, the open-source nature of the bitcoin blockchain means the contributors and developers of the bitcoin blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the bitcoin blockchain could adversely affect the bitcoin blockchain and negatively affect the price of bitcoin.

Recent actions by U.S. banking regulators have reduced the ability of bitcoin-related services providers to gain access to banking services and liquidity of bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for bitcoin and other digital assets.

19

Regulatory change reclassifying bitcoin or XRP as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our common stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this registration statement.

While senior SEC officials have stated their view that bitcoin is not a “security” for purposes of the federal securities laws, and that XRP is not a “security” in connection with secondary transactions, a contrary determination by the SEC could lead to our classification as an “investment company” under the 1940 Act, if the portion of our assets consists of investments in bitcoins exceeds 40% safe harbor limits prescribed in the 1940 Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

We monitor our assets and income for compliance under the 1940 Act and seek to conduct our business activities in a manner such that we do not fall within its definitions of “investment company” or that we qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC regulations. If bitcoin or XRP is determined to constitute a security for purposes of the federal securities laws, we would take steps to reduce the percentage of bitcoins and XRP, as applicable, that constitute investment assets under the 1940 Act. These steps may include, among others, selling bitcoins that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our bitcoins at unattractive prices. We may also seek to acquire additional non-investment assets to maintain compliance with the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If we were unsuccessful, and if bitcoin is determined to constitute a security for purposes of the federal securities laws, then we would have to register as an investment company, and the additional regulatory restrictions imposed by 1940 Act could adversely affect the market price of bitcoin or XRP and in turn adversely affect the market price of our common stock.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As bitcoin, XRP and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For examples, see “—Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty” above.

If bitcoin or XRP is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock. See “—Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our common stock” above. Moreover, the risks of us engaging in a bitcoin treasury strategy have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

20

Our intended bitcoin holdings may be less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the bitcoin and XRP markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our bitcoin at favorable prices or at all. For example, a number of bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, our bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, bitcoin we may hold with our custodians and transact with our trade execution partners may not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered bitcoin or otherwise generate funds using our bitcoin holdings, including in particular during times of market instability or when the price of bitcoin has declined significantly. If we are unable to sell our bitcoin or XRP, enter into additional capital raising transactions using bitcoin or XRP as collateral, or otherwise generate funds using our bitcoin or XRP holdings, or if we are forced to sell our bitcoin or XRP at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin and XRP trading venues, bitcoin and XRP trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin and XRP trading venues and adversely affect the value of our bitcoin and XRP.

Bitcoin and XRP trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many bitcoin and XRP trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin and XRP trading venues, including prominent exchanges that handle a significant volume of bitcoin and XRP trading and/or are subject to regulatory oversight, in the event one or more bitcoin and XRP trading venues cease or pause for a prolonged period the trading of bitcoin, XRP or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023, complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the bitcoin market than is commonly understood. Any actual or perceived false trading in the bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our bitcoin. Negative perception, a lack of stability in the broader bitcoin markets and the closure, temporary shutdown or operational disruption of bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in bitcoin and the broader bitcoin ecosystem and greater volatility in the price of bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which the market prices of bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. The price of our common stock may be affected by the value of our bitcoin holdings, the failure of a major participant in the bitcoin ecosystem could have a material adverse effect on the market price of our common stock.

21

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin or XRP, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected.

Currently, we intend to hold any bitcoin and XRP we may own, in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our bitcoin and XRP. Bitcoin, XRP and other blockchain-based cryptocurrencies and the entities that provide services to participants in the bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader bitcoin blockchain ecosystem or in the use of the bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to bitcoin and XRP, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the bitcoin industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

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The acceptance of blockchain and digital assets as payment on our platform introduces significant risks, including, without limitation, regulatory uncertainty, market volatility, and operational challenges.

Digital assets are subject to evolving legal and regulatory frameworks in the U.S. and internationally. Any change in laws regulating or enforcement actions pertaining to digital assets may restrict the use of these assets, including bitcoin and XRP, expose us to penalties and increase compliance costs, among other things. In addition, the value of digital assets is highly volatile and may fluctuate due to market dynamics, macroeconomic factors or technical vulnerabilities, potentially reducing their liquidity and utility as a payment method.

Our ability to convert digital asset payments into fiat currency may be impaired during periods of market instability, while funds stored in digital assets lack protections offered by institutions such as the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. The integration of blockchain payment systems may expose us to risks of cyberattacks, fraud, or technical failures, potentially resulting in financial losses or reputational damage. The limited familiarity of consumers and institutions with digital assets may also hinder adoption and increase operational costs, while evolving tax obligations and reporting requirements related to digital asset transactions might create additional issues and risks relating to compliance. These factors may negatively affect our business, financial condition and results of operations.

Risks Related to this Offering

We may not receive any proceeds from the exercise of the Warrants, and if we do, our management will have broad discretion in the use of any such proceeds.

We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholder pursuant to this prospectus. There is no assurance that any of the Warrants will be exercised, and they may expire unexercised or be exercised on a cashless basis, in which case we would receive limited or no proceeds. If we do receive any proceeds from the exercise of the Warrants, our management will have broad discretion over the use of such proceeds. These proceeds may be used for general corporate purposes, including working capital, and may not be used in ways that enhance stockholder value. Our failure to apply any such proceeds effectively could adversely affect our business, financial condition, and results of operations, and could cause the market price of our common stock to decline.

Investors in this offering may experience future dilution as a result of this and future securities offerings.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock. Investors purchasing other securities of ours in the future could obtain rights superior to those of existing investors, and the price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price of the Securities.

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A sale of a substantial number of shares of our common stock by the Selling Stockholder could cause the price of our common stock to decline.

The shares of our common stock that may be resold by the Selling Stockholder will represent a significant amount of the total outstanding shares of our common stock as of March 27, 2025, after taking into effect the full exercise of the Warrants. Following (i) the effectiveness of the registration statement of which this prospectus forms a part, and (ii) the receipt of stockholder approval with regard to the issuance of the shares underlying the Warrants, such shares of common stock may be sold by the Selling Stockholder in the public market without restriction. If the Selling Stockholder sells, or the market perceives that the Selling Stockholder intends to sell for various reasons, substantial amounts of such common stock in the public market, the price of our common stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Risks Related to the Ownership of Our Common Stock

Future sales by stockholders owning shares other than the Warrant Shares being offered in this Offering or the perception that such sales may occur, may depress the price of our Common Stock.

The sale or availability for sale of substantial amounts of our shares in the public market or through holders’ exercise of Common Stock warrants and options or settlement of restricted stock units, or the perception that such sales could occur, could adversely affect the market price of our Common Stock and also could impair our ability to raise capital through future offerings of our shares. As of March 27, 2025, we had 4,795,554 outstanding shares of Common Stock. Any decline in the price of our Common Stock may encourage short sales, which could place further downward pressure on the price of our Common Stock and may impair our ability to raise additional capital through the sale of equity securities.

The issuance of shares upon exercise of derivative securities may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon exercise of options and settlement of outstanding restricted stock units may result in substantial dilution to the interests of other stockholders since these selling stockholders may ultimately convert or exercise and sell all or a portion of the full amount issuable upon exercise. If all derivative securities outstanding as of March 27, 2025, were converted or exercised into shares of Common Stock, there would be approximately an additional 30.3 million shares of Common Stock outstanding as a result. The issuance of these shares will further dilute the proportionate equity interest and voting power of holders of our Common Stock.

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We may be required to repurchase certain of our warrants.

Under the Warrants and our warrants sold privately that have registration rights, in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our Common Stock), each warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the warrant for a purchase price in cash equal to the Black Scholes Value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

If we sell shares of our Common Stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

From time to time, we may issue additional shares of Common Stock at a discount from the current market price of our Common Stock. As a result, our stockholders would experience immediate dilution upon purchasing any shares of our Common Stock sold at such a discount. In addition, as opportunities present themselves, we may enter into financings or similar arrangements in the future, including the issuance of debt securities, preferred stock, or Common Stock. If we issue Common Stock or securities convertible or exercisable into Common Stock, our Common Stockholders will experience additional dilution, and, as a result, our stock price may decline.

Our Chief Executive Officer and Chairman, Steven Rossi, has significant control over stockholder matters, and the minority stockholders will have little or no control over our affairs.

Steven Rossi, our Chief Executive Officer, President, and Chairman, currently owns 100% of our outstanding Series A Preferred Stock. According to the Certificate of Designation, the Series A Preferred Stock votes together with the Common Stock on all matters, except as prohibited by law, and is entitled to 51% of the voting of the Common Stock, regardless of how many shares of Series A Preferred Stock is outstanding. Subject to any fiduciary duties owed to our other stockholders under Nevada law, Mr. Rossi can exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have some control over our management and policies. Mr. Rossi may have interests that are different from yours. For example, Mr. Rossi may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of our Company or otherwise discourage a potential acquirer from attempting to obtain control of our Company, which in turn could reduce the price of our stock. In addition, Mr. Rossi could use his voting influence to maintain our existing management and directors in office, delay or prevent changes in control of our Company, or support or reject other management and Board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

As a “controlled company” under Nasdaq’s rules, we may choose to exempt our Company from certain corporate governance requirements that could adversely affect our public stockholders.

Steven Rossi’s ownership of Series A Preferred Stock gives him voting control over 51% of our outstanding voting stock. As long as Mr. Rossi owns a majority of our standing voting capital stock, we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq-listed companies. For so long as we are a “controlled company,” we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

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Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to do so in the future. If we do so, a majority of the members of our Board might not be independent directors, and our nominating, corporate governance, and compensation committees might not consist entirely of independent directors.

As a result, you will not have the same protection afforded to stockholders of companies subject to these corporate governance requirements. Our status as a controlled company could cause our Common Stock to look less attractive to certain investors or harm our trading price.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business strategy, our research and development, our product development efforts, our ability to commercialize our product candidates, the activities of our licensees, our prospects for initiating partnerships or collaborations, the timing of the introduction of products, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

MARKET, INDUSTRY AND OTHER DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus and the documents incorporated by reference into this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares underlying the Warrants by the Selling Stockholder. However, we will receive proceeds from the exercise of the Warrants by the Selling Stockholder to the extent they are exercised for cash. We estimate that the net proceeds that we would receive from the exercise of the Warrants, assuming all the Warrants are exercised at their respective exercise prices of $4.00 per share for the PIPE Warrants and $6.502 per share for the Inducement Warrants, will be approximately $9.76 million. We do not know, however, whether any of the Warrants will be exercised or, if any of the Warrants are exercised, when they will be exercised. It is possible that the Warrants will expire and never be exercised. There are circumstances under which the Warrants may be exercised on a cashless basis. In these circumstances, even if the Warrants are exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect. We intend to use the aggregate net proceeds from the exercise of the Warrants for general corporate purposes, including working capital. The actual allocation of proceeds realized from the exercise of these Warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The Selling Stockholder will pay any expenses incurred by the Selling Stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholder in disposing of its shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

PRIVATE PLACEMENT OF WARRANTS

Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the purchaser prior to issuance of the Warrants, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to the Company.

Pursuant to the Inducement Letter, issued by the Company to the Inducement Investor, the Company agreed to file a registration statement on Form S-3 (or another appropriate form if the Company is not then S-3 eligible) within 40 calendar days of the date of the Inducement Letter, providing for the resale of the shares of Common Stock issuable upon exercise of the Inducement Warrants. The Company further agreed to cause such registration statement to become effective within 60 days following the date of the Inducement Letter, or 90 days in the event of a “full review” by the SEC. The Company has also agreed to keep such registration statement effective until the Inducement Investor owns no Inducement Warrants or shares of Common Stock issuable upon exercise thereof.

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In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of the shares of Common Stock, subject to certain exceptions, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Warrants have the right to require the Company or a successor entity to purchase the Warrants for cash in the amount of the Black Scholes Value (as defined in the Warrants) of the unexercised portion of the Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction which is not in the Company’s control or in which the consideration payable consists of equity securities of a successor entity that is quoted or listed on a nationally recognized securities exchange, the holders of the Warrants will only be entitled to receive from the Company or its successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrants that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder, upon exercise of the Warrants. For additional information regarding the issuances of the Warrants, see “Private Placement of Warrants” above. We are registering the Warrant Shares in order to permit the Selling Stockholders to offer the shares for resale from time to time. In addition to the ownership of the shares of Common Stock and the Warrants, the Selling Stockholders have had material relationships with us within the past three years.

Beneficial ownership under the Exchange Act is determined based on the rules and regulations set forth by the SEC. Specifically, beneficial ownership is calculated by taking into account not only shares of stock directly held by an individual or entity, but also shares that the individual or entity has the right to acquire within 60 days through the exercise of any option, warrant, or right, or through the conversion of a convertible security. This encompasses shares over which the individual or entity has sole or shared voting or investment power. The rules are designed to provide a comprehensive understanding of an individual’s or entity’s potential influence over a company by including both direct holdings and those shares that can be acquired in the near term.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on its ownership of the shares of Common Stock, Warrants, and other warrants, as of March 27, 2025, assuming the exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. The third column lists the Warrant Shares offered by this prospectus by the Selling Stockholders. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

In accordance with the terms of the Inducement Letter with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants.

Under the terms of the Warrants, a Selling Stockholders may not exercise the warrants to the extent such exercise would cause such Selling Stockholders, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the table below does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholders	Shares Owned prior to Offering		Shares Offered by this Prospectus		Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering(1)
Armistice Capital, LLC(2)	2,452,900	(3)	1,424,500	(4)	1,028,400	21.45%

(1)	Based on 4,795,554 shares of Common Stock outstanding as of March 27, 2025.

(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Consists of warrants to purchase up to 2,271,400 shares of Common Stock. The foregoing warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The beneficial ownership of the Master Fund reported in this table does not reflect this limitation.

(4)

Represents 1,424,500 shares of Common Stock issuable upon the exercise of the Warrants. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The beneficial ownership of the Master Fund reported in this table does not reflect this limitation.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

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The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

If at the time of any offer made under this prospectus, a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “WKSP.”

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions or loan or pledge the securities to broker-dealers that, in turn, may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF CAPITAL STOCK

The following description of our Common Stock summarizes the material terms and provisions and may not contain all the information that is important to you. For the complete terms of our Common Stock, please refer to our amended and restated articles of incorporation, as amended (“Articles of Incorporation”) and our amended and restated bylaws (“Bylaws”), which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.” The Nevada Revised Statutes (“NRS”) may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, each as in effect at the time of any offering of securities under this prospectus.

As of March 27, 2025, our authorized capital stock consists of 29,900,000 shares of Common Stock, par value $0.0001 per share, of which 4,795,554 shares were issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 100,100 have been designated as Series A Preferred Stock, with 100 shares of Series A Preferred Stock are issued and outstanding and 100 shares have been designated as Series B Preferred Stock, with none issued and outstanding. The holders of the Series A Preferred Stock are not entitled to dividends or to receive distributions in the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary. As of the date of this prospectus, there were 100 shares of Series A Preferred Stock outstanding, all of which were owned by Steve Rossi, our Chief Executive Officer and President and Chairman.

In addition, as of March 27, 2025, there were 3,383,629 shares of Common Stock underlying outstanding options, warrants, restricted stock units and performance stock units. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders.

Common Stock

Each stockholder of our Common Stock is entitled to one vote for each share issued and outstanding held on all matters to be voted upon by the stockholders. Our shares of Common Stock have no preemptive, conversion or redemption rights. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. Upon the sale of substantially all of our stock or assets or dissolution, liquidation or winding up, and after all liquidation preferences payable to any series of preferred stock entitled thereto have been satisfied, our remaining assets shall be distributed to all holders of Common Stock and any similarly situated stockholders who are not entitled to any liquidation preference or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders. All of our issued and outstanding shares of Common Stock are fully paid and nonassessable. The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor.

Our Common Stock is listed The Nasdaq Capital Market under the symbol “WKSP.” Our transfer agent and registrar is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598. Their telephone number is (212) 828-8436.

Possible Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Nevada Anti-Takeover Statutes

Nevada’s anti-takeover laws are designed to protect corporations from hostile takeovers and unsolicited acquisition attempts. These laws provide various mechanisms that could potentially deter or complicate efforts by outsiders to gain control of a Nevada-incorporated company without the consent of its board of directors.

Key provisions include:

1.	Control Share Acquisitions (NRS 78.378-78.3793): This statute addresses acquisitions of a controlling interest in a corporation. It stipulates that unless otherwise provided in the articles of incorporation or bylaws, if an acquiring person obtains a controlling interest in a corporation, the acquired shares that exceed the threshold for a controlling interest may not have voting rights unless approved by a majority vote of disinterested shareholders.

2.	Combinations with Interested Stockholders (NRS 78.411-78.444): This set of statutes regulates mergers and other combinations between a Nevada corporation and an “interested stockholder,” which is defined as a person or entity that owns 10% or more of the corporation’s outstanding voting shares. For a period of three years after the date on which the person becomes an interested stockholder, a combination between the corporation and the interested stockholder is prohibited unless the combination or the transaction by which the person became an interested stockholder is approved by the corporation’s Board of Directors before the person attained such status.

3.	Acquisition of Controlling Interest (NRS 78.378-78.3793): These provisions govern the acquisition of a “controlling interest” in a Nevada corporation, defined as the ownership of outstanding voting shares sufficient to enable the acquiring person, directly or indirectly, to elect a majority of the board of directors. The statute allows the corporation, under certain conditions, to restrict the voting rights of shares acquired that result in a controlling interest, unless the acquisition is approved by a vote of the existing shareholders.

These anti-takeover laws provide Nevada corporations with tools to defend against hostile takeovers and ensure that any change of control happens in a manner that is fair and beneficial to all shareholders. It’s important to note that these statutes allow flexibility in their application, as corporations can opt out of or modify the default provisions through their articles of incorporation or bylaws.

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Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contains provisions that could make it more difficult to acquire control of our Company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Authorized but Unissued Shares of Common Stock and of Preferred Stock

We believe that the availability of the “blank check” preferred stock under our Articles of Incorporation provides us with flexibility in addressing corporate issues that may arise. The Board has the power, subject to applicable law, to issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by our stockholders unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and preferred stock could render it more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise. The above provisions may deter a hostile takeover or delay a change in control or management of our Company.

Election and Removal of Directors

Directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholders’ meeting and entitled to vote on the election of directors. Our Articles of Incorporation does not provide for a classified Board or cumulative voting in the election of directors. Under our Bylaws, directors may be removed by the stockholders of the Company with or without cause, and in such cases only at a special meeting of stockholders and by the affirmative vote of the holders of at least a two-thirds (66-2/3%) the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors.

Size of Board and Vacancies

The authorized number of directors may be determined by the Board, provided the Board shall consist of at least one (1) member but not more than nine (9) members. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Vacancies occurring on our Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A directorship to be filled by reason of an increase in the number of directors may be filled by the Board for a term of office only until the next election of one or more directors by the stockholders.

Amendment

The Articles of Incorporation may be amended in the manner prescribed by the NRS. The Board is authorized to adopt, amend, alter or repeal the bylaws by the affirmative vote of at least a majority of the Board then in office.

Special Meetings of Stockholders

Our Bylaws state that special meetings of stockholders may be held only by the Chief Executive Officer, President or Chairman of the Board.

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Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this offering may be subject to such penny stock rules, purchasers in this offering will, in all likelihood, find it more difficult to sell their Common Stock shares in the secondary market.

Dividend Policy

We will not distribute cash to our Common Stock stockholders until the Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

EXPERTS

The 2024 consolidated financial statements of Worksport Ltd. included in Worksport Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Lumsden & McCormick, LLP, the independent registered public accounting firm for the Company, as set forth in their report thereon which is incorporated herein by reference. Such financial statements have been incorporated by reference in reliance upon the report pertaining to such financial statements of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) with the Securities and Exchange Commission under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.

For further information with respect to our Common Stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be obtained from the website that the Securities and Exchange Commission maintains at www.sec.gov. We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission.

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INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and the accompanying prospectus the information in documents we file with it. This means that we can provide you with important information by referring you to those documents. The information incorporated by reference is considered part of this prospectus and the accompanying prospectus. Any information we file later with the SEC will automatically update and supersede this information. Please note that any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus or the accompanying prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the accompanying prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities is terminated:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025; and

●	Our Current Reports on Form 8-K filed with the SEC on February 27, 2025 and March 21, 2025.

Notwithstanding the foregoing, we will not incorporate by reference in this prospectus or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. We will provide, at no charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. Written or telephone requests should be directed to: Worksport Ltd., 2500 N America Dr. West Seneca, NY 14224, telephone number (888) 554-8789, Attention: Chief Financial Officer.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus. We have not authorized anyone else to provide you with different or additional information. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

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Up to 1,614,500 shares of Common Stock underlying Warrants

WORKSPORT LTD.

PRELIMINARY PROSPECTUS

________________, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement. All amounts are estimates except the SEC’s registration fee.

Amount to be Paid
SEC Registration Fee		$1,418.10
Printing expenses	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$
Transfer agent and registrar fees	$		*
Miscellaneous expenses	$		*
Total	$		*

*Estimated.

Item 14. Indemnification of Directors and Officers

Pursuant to our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, we have agreed to indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person for whom he or she is a representative) is or was a director or an officer of the Company or is or was serving at the request of the Company in any position or capacity for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or in any other capacity shall be indemnified and held harmless by the corporation to the fullest extent permitted by Nevada against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such indemnitee in connection therewith; provided, however, that with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 15. Recent Sales of Unregistered Securities

On April 21, 2023, the Company sold 444 common shares at $17.20 per share for $7,624. The sale of the common shares was in connection with the Form S-3 shelf registration statement, which was declared effective by the SEC on October 13, 2022 allowing the Company to issue up to $30,000,000 of common shares and up to $13,000,000 of common shares that may be issued and sold under the At-The-Market Offering Agreement dated as of September 30, 2022.

On May 1, 2023, the Company issued Steven Rossi, the Company’s Chief Executive Officer and President, stock options to purchase up to an aggregate of 200,000 shares of Common Stock in agreement for Mr. Rossi’s agreement to modify 160,000 restricted stock units and 400,000 performance stock units issued to Mr. Rossi on November 11, 2022 and December 29, 2021, respectively. The stock options issued to Mr. Rossi are exercisable for $17.40 per share and expire on May 1, 2033 and vest in increments of 10% for each dollar that the Company’s stock price increases between $20.00 and $110.00, as measured using the volume weighted average price of the Company’s Common Stock for ten consecutive trading days.

On November 2, 2023, in connection with a registered direct offering of shares of Common Stock and pre-funded warrants, the Company issued an institutional investor warrants to purchase up to an aggregate of 700,000 shares of Common Stock at an exercise price of $13.40 per share. The Warrants are exercisable from May 2, 2024 until the date that is five and a half (5½) years from November 2, 2023. The Company received net proceeds of approximately $4,200,000 from the offering, after deducting the estimated offering expenses payable by the Company, including the placement agent fees.

On March 20, 2024, in connection with a registered direct offering of shares of Common Stock and pre-funded warrants, the Company issued an institutional investor warrants to purchase 770,027 shares of Common Stock for $0.74 per share. Each warrant will have an exercise price of $7.40 per share of Common Stock and will become exercisable on September 20, 2024, the six-month anniversary date of the issuance date. The gross proceeds of the offering were $2,848,950, and the Company received net proceeds of approximately $2.59 million from the offering after deducting the estimated offering expenses payable by the Company, including a tail fee of 7% of the gross proceeds to Maxim Group LLC.

On May 31, 2024, the Company issued warrants to purchase up to 129,500 shares of the Company’s common stock in connection with entering into the inducement offer letter with a certain holder of existing warrants, pursuant to which the holder agreed to exercise for cash its existing warrants to purchase an aggregate of 70,000 shares of the Company’s common stock, at a reduced exercised price of $0.5198 per share. Each inducement warrant has an exercise price equal to $5.198 per share and will be exercisable at any time on or after the date that is six (6) months from the issuance date provided that stockholder approval is obtained and will have a term of exercise of five and one half (5½) years following the date of issuance. The Company engaged Maxim Group LLC (“Maxim”) to act as its exclusive warrant solicitation agent and financial advisor in connection with the warrant inducement transaction and paid Maxim a cash fee equal to 7.0% of the gross proceeds received from the exercise of the existing warrants. The Company used and is expecting to use the net proceeds of these transactions for general corporate purposes, including working capital.

On September 19, 2024, the Company issued 95,000 shares of common stock to an investor at a $0.40 per share purchase price and warrants to purchase up to 190,000 shares of common stock at an exercise price of $0.40 per share. The warrants will be exercisable for a period of five year from the date of issuance.

On September 20, 2024, the Company issued warrants to purchase 77,026 shares of common stock at an exercise price of $7.40 per share, subject to adjustment for reverse stock splits, recapitalizations, and reorganizations. The warrants become exercisable six months after issuance and remain exercisable until September 20, 2029.

On February 27, 2025, we issued warrants (the “Inducement Warrants”) to purchase up to 1,424,500 shares of the Company’s common stock at an exercise price of $6.502 per share. The Inducement Warrants will be exercisable at any time on or after the date that is six (6) months from February 27, 2025, and will have a term of exercise of five and one half (5½) years following the date of issuance.

 Unless otherwise noted, the securities above were issued pursuant to the registration requirements of the Securities Act provided by Section 4(a)(2) and/or Rule 506 of Regulation D promulgated under the Securities Act, for transactions not involving a public offering.

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Item 16. Exhibit and Financial Statement Schedules

(a) Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.:	Description:
3.1	Amended and Restated Articles of Incorporation of Worksport Ltd. filed with the Nevada Secretary of State on May 7, 2021 (8)
3.1.1	Certificate of Change to the Articles of Incorporation of Worksport Ltd., filed on March 14, 2025 (27)
3.1.2	Amended and Restated Certificate of Designation of the Series A Preferred Stock filed with the Nevada Secretary of State on March 20, 2019 (8)
3.1.3	Series B Preferred Stock Certificate of Designation filed with the Nevada Secretary of State on May 18, 2020 (8)
3.1.4	Amendment to the Amended and Restated Certificate of Designation of the Series A Preferred Stock filed with the Nevada Secretary of State on May 7, 2020 (8)
3.1.5	Amendment to the Amended and Restated Articles of Incorporation filed May 21, 2021 effecting the 1-for-20 Reverse Stock Split (10)
3.2	Amended and Restated Bylaws adopted on October 21, 2021 (19)
3.3	Articles of Merger of TMAN Global.com, Inc. and Franchise Holdings International, Inc. (filed as an exhibit to the Company’s form 10-K for the fiscal year ended December 31, 2018 filed on May 13, 2019)
4.1	Description of Registrant’s Securities (15)
5.1*	Opinion of Legal Counsel to the Registrant
10.1	Broker-Dealer Agreement, dated September 15, 2020, between Worksport Ltd. and Dalmore Group, LLC (6)
10.2	Patent License Agreement, dated November 26, 2014 (3)
10.3	Corporate Advisory Services Agreement between Worksport Ltd. and Belair Capital Partners, Inc., dated May 1, 2014 (3)
10.4	Shipping Agreement with Federal Express (FedEx) dated September 26, 2014 (3)
10.5	Shipping Agreement with United Parcel Service (UPS) dated March 31, 2014 (3)
10.6	Warehousing and Shipping with JBF Express dated July 24, 2013 (3)
10.7	Continuous Importation Bond with Globe Express Services (3)
10.8	Business Services Agreement, between 1369781 and Worksport Ltd, dated July 1, 2015 (4)
10.9	Business Services Agreement, between 2224342 and Worksport Ltd, dated July 23, 2015 (4)
10.10	Services Agreement, between Marchese and Worksport Ltd., dated July 3, 2015 (4)
10.11	Services Agreement, between JAAM and Worksport Ltd, dated July 15, 2015 (4)
10.12	Software as a Service Agreement, dated September 16, 2020, between Worksport Ltd. and Novation Solutions Inc. (o/a DealMaker) (6)
10.14†	Employment Agreement, dated May 10, 2021, between Worksport Ltd. and Steven Rossi (7)
10.15†	Worksport Ltd. 2015 Equity Incentive Plan (10)
10.16	Lease Agreement, dated April 16, 2021, between Worksport Ltd. and Majorcon Holdings, Inc. re 7299 East Danbro Crescent (10)
10.17	Lease Agreement, dated April 30, 2018, between Worksport Ltd. and N.H.D. Developments Limited re 41 Courtland Avenue (10)
10.18	Form of Subscription Agreement for 2021 Private Placement (11)
10.19†	Worksport Ltd. 2015 Equity Incentive Plan (10)
10.20†	Worksport Ltd. 2021 Equity Incentive Plan (15)
10.21†	Worksport Ltd. 2022 Equity Incentive Plan (15)
10.22	At the Market Offering Agreement, dated September 30, 2022, by and between the Company and H.C. Wainwright & Co., LLC. (12)
10.23†	Performance Stock Unit award, dated November 11, 2022, to Steven Rossi (13)
10.24†	Performance Stock Unit award, dated November 11, 2022, to Lorenzo Rossi (13)
10.25†	Restricted Stock award, dated November 11, 2022, to Steven Rossi (13)
10.26	Agreement dated as of January 30, 2023, between Worksport Ltd. and Wesley Van de Wiel. (15)
10.27	Form of Securities Purchase Agreement, dated October 31, 2023 (16)
10.28	Form of Securities Purchase Agreement, dated March 18, 2024 (17)
10.29	Loan Agreement dated as of May 4, 2022, by and between the Company and Northeast Bank (18)

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10.30	Warrant Inducement Letter dated as of February 27, 2025, issued by the Company to the selling stockholder (20)
10.31	Revolving Financing And Assignment Agreement, dated July 19, 2024, by and between Worksport New York Operations Corporation and Worksport USA Operations Corporation and Amerisource Funding, Inc. (21)
10.32	Commercial Promissory Note, dated July 19, 2024, by Worksport New York Operations Corporation, and Worksport USA Operations Corporation to the benefit of Amerisource Funding, Inc. (21)
10.33	Consulting Agreement dated July 23, 2024, between Worksport Ltd. and Steven Rossi and 2230164 Ontario Inc. (22)
10.34	Credit and Security Agreement dated September 4, 2024, between Worksport USA Operations Corporation and Loeb Term Solutions LLC. (23)
10.35	Term Promissory Note, dated September 4, 2024, by Worksport USA Operations Corporation to the benefit of Loeb Term Solutions LLC. (23)
10.36	Guaranty dated September 4, 2024 by Worksport Ltd. (23)
10.37	Guaranty dated September 4, 2024 by Worksport New York Operations Limited. (23)
10.38	Security Agreement dated September 4, 2024 by Worksport USA Operations Corporation. (23)
10.39	Security Agreement dated September 4, 2024 by Worksport Ltd. (23)
10.40	Security Agreement dated September 4, 2024 by Worksport New York Operations Limited. (23)
10.41	The Securities Purchase Agreement, dated September 19, 2024. (24)
10.42	Form of Stock Purchase Agreement. (25)
10.43	Form of Inducement Letter (26)
10.44	Form of Warrant Agent Agreement and Form of Warrant (10)
10.45	Form of Representative Warrant (11)
10.46	Form of Common Stock Purchase Warrant used in 2021 Private Placement (11)
10.47	Form of Pre-Funded Warrant, dated November 2, 2023 (16)
10.48	Form of Warrant, dated November 2, 2023 (16)
10.49	Form of Pre-Funded Warrant, dated March 20, 2024 (17)
10.50	Form of Warrant, dated March 20, 2024 (17)
10.51	Form of Warrant dated as of May 29, 2024 (20)
10.52	Form of Inducement Warrant (26)
14.1	Code of Ethics (9)
19.1	Insider Trading Policy and Procedures (18)
21.1	List of Subsidiaries (18)
23.1*	Consent of Lumsden & McCormick, LLP
23.2*	Consent of Legal Counsel to the Registrant (included in Exhibit 5.1)
24.1*	Power of Attorney (included on Signature Page)
97.1	Clawback Policy (18)
104	Cover Page Interactive Data File
107*	Filing Fee Table

*Filed herewith

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(1)	Filed as an exhibit to the Company’s Form 10-Q filed April 24, 2009.

(2)	Filed as an exhibit to the Company’s Form 1-A filed on July 15, 2020.

(3)	Filed as an exhibit to the Company’s Form 8-K filed on December 17, 2014.

(4)	Filed as an exhibit to the Company’s Form S-1 filed on July 21, 2015.

(5)	Filed as an exhibit to the Company’s Form 1-A/A filed on September 10, 2020.

(6)	Filed as an exhibit to the Company’s Form 1-A/A filed on September 29, 2020.

(7)	Filed as an exhibit to the Company’s Form 8-K filed on May 12, 2021.

(8)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed on May 14, 2021.

(9)	Filed as an exhibit to the Company’s Form 8-K filed July 2, 2021.

(10)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A filed on July 8, 2021.

(11)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A filed on July 16, 2021.

(12)	Filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on September 30, 2022.
(13)	Filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2022 filed November 14, 2022.

(14)	Filed as an exhibit to the Company’s Form 8-K filed November 21, 2022.

(15)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 31, 2023.

(16)	Filed as an exhibit to the Company’s Form 8-K filed on November 3, 2023.

(17)	Filed as an exhibit to the Company’s Form 8-K filed on March 20, 2024.

(18)	Filed as an exhibit to the Company’s Form 10-K filed on March 28, 2024.

(19)	Filed as an exhibit to the Company’s Form 8-K filed on October 28, 2021.

(20)	Filed as an exhibit to the Company’s Form 8-K filed on May 30, 2024.

(21)	Filed as an exhibit to the Company’s Form 8-K filed on July 25, 2024.

(22)	Filed as an exhibit to the Company’s Form 8-K filed on July 26, 2024.
(23)	Filed as an exhibit to the Company’s Form 8-K filed on September 10, 2024.

(24) Filed as an exhibit to the Company’s Form 8-K filed on September 20, 2024.

(25) Filed as an exhibit to the Company’s Form 8-K filed on November 21, 2024.

(26) Filed as an exhibit to the Company’s Form 8-K filed on February 28, 2025.

(27) Filed as an exhibit to the Company’s Form 8-K filed on March 21, 2025.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of West Seneca, State of New York, on the 28th day of March 2025.

WORKSPORT LTD.

By:	/s/ Steven Rossi
Steven Rossi
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Rossi his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Rossi	President, Chief Executive Officer, and Chairman of the Board of Directors	March 28, 2025
Steven Rossi	(Principal Executive Officer)

/s/ Michael Johnston	Chief Financial Officer	March 28, 2025
Michael Johnston	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lorenzo Rossi	Director	March 28, 2025
Lorenzo Rossi

/s/ Craig Loverock	Director	March 28, 2025
Craig Loverock

/s/ William Caragol	Director	March 28, 2025
William Caragol

/s/ Ned L. Siegel	Director	March 28, 2025
Ned L. Siegel

II-8